Exhibit 10.2 Page 1 of 2 First Amendment to the APA Corporation Deferred Delivery Plan WHEREAS, APA Corporation, a Delaware corporation (the “Company”), maintains the Deferred Delivery Plan, as amended and restated effective May 12, 2016, and as further amended by that certain Assignment and Assumption Agreement dated as of March 1, 2021, whereby Apache assigned the plan to the Company and the Company assumed the plan from Apache (the “Plan”); WHEREAS, pursuant to Section 8.01 of the Plan, the Committee may approve amending the Plan; WHEREAS, the Committee has authorized this First Amendment (this “Amendment”) to be executed on behalf of the Company by an authorized officer of the Company; and WHEREAS, this Amendment is intended to freeze the Plan prospectively, suspending new participation, new Participant Deferrals, and new Company Deferrals, while preserving all existing Account balances, vesting schedules, distribution elections, and other accrued benefits under the Plan. NOW, THEREFORE, the Plan is amended as follows, effective as of November 3, 2026 (the “Freeze Date”): 1. New Section 2.04. New Section 2.04 is added to Article II of the Plan as follows: 2.04 Freeze of Eligibility Notwithstanding any other provision of the Plan to the contrary, effective as of the Freeze Date, the Committee shall not select any new employees to participate in the Plan, and no employee who is not a Participant as of the Freeze Date shall become a Participant thereafter. 2. New Subsection (c) of Section 3.01. New subsection (c) is added to Section 3.01 of the Plan as follows: c. Suspension of Participant Deferrals. Notwithstanding any other provisions of this Section 3.01 to the contrary, effective as of the Freeze Date, no new election periods shall be established and no new Election Agreements shall be accepted or given effect with respect to Compensation attributable to services performed on or after the first day of the Plan Year immediately following the Freeze Date. 3. Replacement of Section 3.02. Section 3.02 of the Plan is amended and restated in its entirety as follows: 3.02 No Company Deferrals Prior to the Freeze Date and upon prior approval of the Committee, the Company was authorized to credit any amount to a Participant's Account at any time. Effective as of the Freeze Date, no new Company Deferrals shall be credited to any Participant’s Account. 4. Preservation of Existing Benefits. Notwithstanding the foregoing: (a) all Account balances as of the Freeze Date shall continue to be maintained and administered in accordance with the terms of the Plan; (b) all vesting schedules applicable to outstanding awards shall continue in accordance with their terms; and (c) all distribution elections pursuant to Election Agreements shall remain in full force and effect.

Page 2 of 2 5. No Plan Termination. This Amendment does not constitute a termination of the Plan. The Plan shall continue in existence for all purposes, including, without limitation, the maintenance of Accounts, the crediting of dividend equivalents, the administration of vesting schedules, and the processing of distributions, until the Plan is terminated in accordance with Section 8.02 of the Plan. 6. Section 409A Compliance. This Amendment is intended to comply with the requirements of Code §409A and shall be interpreted and administered in a manner consistent therewith. Nothing in this Amendment shall be construed to accelerate the time or form of any payment under the Plan in violation of Code §409A(a)(3) or otherwise cause any amount to be includible in gross income or subject to the additional tax under Code §409A(a)(1). EXECUTED this 3rd day of November, 2026. APA CORPORATION By: /s/ Castlen M. Kennedy Castlen M. Kennedy Senior Vice President, Human Resources and Corporate Affairs